EXHIBIT 99.1

American Financial Group, Inc. Announces Agreement to Sell Run-off Long-Term Care Business

•	Completes AFG's exit from the long-term care insurance market
•	Estimated after-tax proceeds of between $105 and $115 million, inclusive of tax benefit
•	Estimated after-tax non-core GAAP loss of between $105 and $115 million to be recorded in first quarter 2015 results

Cincinnati, Ohio – April 14, 2015 – American Financial Group, Inc. (NYSE/Nasdaq: AFG) today announced that it has reached a definitive agreement to sell the legal entities containing all of its run-off long-term care insurance business to HC2 Holdings, Inc. ("HC2") (NYSE MKT: HCHC) for an initial payment of $7 million in cash and HC2 securities, subject to adjustment based on certain items, including operating results through the closing date. In addition, AFG may also receive up to $13 million of additional proceeds from HC2 in the future based on the release of certain statutory liabilities of the legal entities sold by AFG.

The legal entities involved in the transaction, United Teacher Associates Insurance Company and Continental General Insurance Company, contain all of AFG's $800 million in net GAAP long-term care insurance reserves, as well as nearly $300 million of net GAAP annuity and life insurance reserves. The transaction is expected to close in the third quarter of 2015, subject to customary conditions, including receipt of required regulatory approvals. In accordance with generally accepted accounting principles, AFG will record an estimated after-tax non-core loss on the sale in the first quarter of 2015. Excluding the impact of potential future proceeds, this loss is currently estimated to be between $105 and $115 million, and may be adjusted based on final proceeds received and final net assets disposed.

Due to a significant tax benefit from the sale, AFG expects to receive after-tax proceeds of between $105 and $115 million from the transaction (before any potential future proceeds). Similar to above, the actual amount will be based on final proceeds received and final net assets disposed. While the sale does not result in a change to AFG's 2015 core net operating earnings guidance, management does expect the sale to be accretive to AFG's earnings and returns on equity over time as the proceeds are utilized.

The sale will have no financial or other impact on AFG's primary annuity subsidiaries, Great American Life Insurance Company and Annuity Investors Life Insurance Company.

Craig Lindner, AFG's Co-Chief Executive Officer and President of AFG's Annuity and Run-off Segments, stated: "This sale finalizes AFG's exit from supplemental medical insurance lines of business, following the 2012 sale of AFG's Medicare supplement and critical illness businesses, where AFG recognized an after-tax gain of $114 million. The exit allows us to provide continued focus on our annuity business, where we are a leading provider of fixed and fixed-indexed annuities in the financial institutions and retail markets. Furthermore, the sale is expected to create between $80 and $90 million of excess capital for AFG, in addition to the $810 million of excess capital reported at year end 2014. We are confident that the sale will enable us to redeploy capital, increase earnings and returns, and create long-term value for our shareholders. We appreciate the hard work and dedication of the individuals who have successfully managed our long-term care insurance business."

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of over $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG's ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG's investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG's run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:
Diane P. Weidner
Asst. Vice President – Investor Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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